FORM 4		UNITED STATES SECURITIES AND EXCHANGE COMMISSION									OMB APPROVAL

		Washington, D.C. 20549									OMB Number: 3235-0287
Expires: January 31, 2005
Check this box if no longer
		STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP									Estimated average burden
	subject to Section 16. Form 4 or										hours per response . . . . . . 0.5
Form 5 obligations may continue.
See Instruction 1(b).	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)		Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*			2. Issuer Name and Ticker or Trading Symbol					6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)
									X		Director	10% Owner
Rosenfield, Richard L.			California Pizza Kitchen, Inc (CPKI)
									X		Officer	Other
(Last)	(First)	(Middle)	3. I.R.S. Identification			4. Statement for				(give title below)		(specify below)
			Number of Reporting			Month/Day/Year
Co-Chairman of the Board
6053 West Century Blvd., Suite 1100			Person, if an entity			2/28/2003		of Directors
(Voluntary)
(Street)
						5. If Amendment,		7. Individual or Joint/Group Filing				(Check Applicable Line)
							Date of Original	X	Form filed by One Reporting Person
(Month/Day/Year)
Los Angeles, California 90045									Form filed by More than One Reporting Person

(City)	(State)	(Zip)		Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security		2. Trans-	2A.	3. Trans-		4. Securities Acquired (A)				5. Amount of	6. Owner-	7. Nature of
(Instr. 3)		action	Deemed	action			or Disposed of (D)			Securities	ship	Indirect
		Date	Execution	Code			(Instr. 3, 4 and 5)			Beneficially	Form:	Beneficial
			Date, if	(Instr. 8)						Owned Following	Direct	Owner-
			any							Reported	(D) or	ship
		(Month/	(Month/							Transaction(s)	Indirect
		Day/	Day/				(A) or			(Instr. 3 and 4)	(I)
		Year)	Year)	Code	V	Amount	(D)	Price			(Instr. 4)	(Instr. 4)

Common Stock		02/06/03		G		412	D			560,876	D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).												(Over)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.												SEC 1474 (9-02)